November 11, 1996





Ms. Mary R. Hennessy
1 Nostrand Road
Cranbury, New Jersey  08512



                            Re: Tax Reimbursement

Dear Mary:

         In connection with your becoming an employee of TIG Holdings, Inc. ("TIG"), we have discussed TIG's willingness to indemnify you against certain potential tax liability that you may incur arising out of your termination of employment with American Re Corporation ("American Re"). The purpose of this letter is to confirm those arrangements. In agreeing to provide the indemnity described herein, we have relied upon the information that you have furnished us concerning the payments and benefits that have or will accrue to you in connection with your termination of employment with American Re.

         If you owe any excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, as a result of any severance payments, or the acceleration of any stock options, paid or provided to you in connection with the acquisition of American Re by Munchener Ruckversicherung-Gesellschaft Aktiengesellschaft (the "Excise Tax"), TIG will promptly pay you an amount (the "Reimbursement Payment") such that, after the payment by you of any federal, state and local income taxes, and any Medicare tax portion of the Federal Insurance Contributions Act tax, attributable to the Reimbursement Payment, you will retain an amount of the Reimbursement Payment equal to the Excise Tax.

         You agree that (i) if you file any tax return reporting any Excise Tax, and/or (ii) promptly after any determination, claim or assertion is made by the Internal Revenue Service ("IRS") that the Excise Tax is due, you will notify TIG of such filing, or of such determination, claim or assertion.

You further agree that TIG will be allowed a reasonable period of time to review with you whether the Excise Tax is owed or is required to be reported to the IRS. If TIG obtains (at TIG's sole expense) an opinion of legal counsel that it is more likely than not that (a) the Excise Tax is not owed by you or is not required to be reported to the IRS, or (b) that you would succeed in disputing such determination, claim or assertion of the IRS, you will (upon request and at the sole expense of TIG) make a good faith effort to file a claim for a refund and/or to contest such IRS determination, claim or assertion, or refund denial, in all administrative proceedings with the IRS and in any related judicial proceedings. In conducting any such contest, you will make a good faith effort to keep TIG advised on all relevant matters and correspondence with the IRS and will permit TIG to control any administrative or judicial proceedings. TIG will bear all expenses of any such proceedings and will pay any penalties and interest imposed on you (and not subsequently waived) by the IRS as a result of any such proceeding.

         If you are in agreement with the foregoing, please so indicate in the space provided below.

                                                Very truly yours,

                                                TIG HOLDINGS, INC.


                                           By:        /s/ Peter M. Acton
                                                      -------------------
                                           Name:     Peter M. Acton
                                           Title:    Senior Vice President and
                                                     General Counsel


Acknowledged and agreed to:


/s/ Mary R. Hennessy
--------------------
Mary R. Hennessy